Exhibit 10.43

Mercury Executive Annual Incentive Bonus Plan

Overview and Purpose

Mercury’s annual incentive plan was created as a means to recognize and reward the link between the achievement of Mercury’s corporate objectives and the executive’s contribution to this success. The plan is designed to actively engage executives in achieving performance goals by placing compensation “at risk” based on performance. The specific purpose of the plan is to:

•	Align the risks/rewards for the senior management team to achieve Mercury’s top business priorities, and

•	Motivate and retain executives by providing above market compensation opportunities linked to performance.

•	Establish a direct link between operational performance that creates shareholder value and individual performance and rewards.

•	Align interests and objectives of shareholders and executives to drive Company growth that creates shareholder value.

Performance Period

The plan is based on annual performance for 2005.

Eligibility and Participation

Executives who participate as a member of the Operations Team and who are employed at the end of the fiscal year are considered eligible to participate and receive an award under the plan. An executive must be rated “Solid” or better through the performance review process for the fiscal year to be eligible for an award under the plan.

Performance Measures

•	The Plan rewards performance as measured against Mercury’s financial performance and individual performance as measured against a pre-defined set of Key Performance Indicators (KPIs).

Award Pool Funding

This pool is the amount of total dollars that are available for incentive awards for the executive team. The pool is based on Mercury’s financial performance for the year against the key metrics outlined above.

Mercury Executive Annual Incentive Bonus Plan

The company must meet a minimum level of performance, referred to as the threshold, to initiate funding in the pool. Threshold performance is met when the company has achieved 75% of plan against the financial metrics. Company performance between 75% and 125% funds the pool at 100% of target incentive opportunity.

Each executive position has a defined target incentive opportunity, expressed as a percent of salary, based on the competitive assessment. This target is used to determine the amount of funding contributed to the overall award pool. The sum of all executive target award opportunities as a percent of earned salary time company performance determines the overall funding of the pool.

Determining Individual Awards

Once the award pool is funded, the President/COO and CEO complete the annual executive performance review process to determine the executive’s individual performance versus their KPIs. Individual award payouts may range from 0% and 125% of target opportunity based on the executive’s performance as assessed in the review process.

Mercury’s Board of Directors maintains the discretion to determine any funding of the plan if the company’s performance does not meet threshold levels or if the company significantly exceeds plan.

Administration

Incentive awards will be prorated for executives who join Mercury during the year and are based on earned salary during the fiscal year.

Awards will typically be paid within the quarter following the close of the fiscal year. Incentive awards are subject to all applicable payroll taxes.

Mercury reserves the right to modify the plan, and individual awards, at any time. You will be notified of any plan changes.

Acknowledgement

My signature below indicates that I have received a copy of the plan and that my target incentive opportunity has been communicated to me.

Signature	Date